VIA FACSIMILE AND U.S. MAIL

                                                     	September
6,
2005

Derrick A. Nicholson
Chief Financial Officer
Avecia Group plc.
P.O. Box 42, Hexagon House
Blackley, Manchester M9 8ZS
United Kingdom

	RE:	Form 20-F for Fiscal Year Ended December 31, 2004
      Filed May 18, 2005
      File No. 333-11268

Dear Mr. Nicholson:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Ernest Greene, Staff Accountant, at
(202) 551-3733 or in his absence, to Scott Watkinson, at (202)
551-
3741.


							Sincerely,


							Rufus Decker
	Accounting Branch Chief









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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE